Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of September 7, 2021 (the "Effective Date"), by and between HB2 Origination, LLC, a Delaware limited liability company (the "Company"), and Chrystie Holmstrom ("Executive").

WHEREAS, the Company is a majority owned subsidiary of Alpine Summit Energy Investors, Inc. ("ASEI"), and ASEI is a wholly owned subsidiary of Alpine Summit Energy Partners, Inc. ("ASEP").  References to the Company's affiliates in this Agreement shall include, without limitation, ASEI and ASEP;

WHEREAS, concurrently herewith, Executive is entering into a Restrictive Covenant Agreement with the Company (the "Restrictive Covenant Agreement"); and

WHEREAS, effective as of September 7, 2021, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Terms. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, upon terms and conditions contained in this Agreement for the period beginning on the Effective Date and continuing until the third anniversary of the Effective Date (the "Initial Term"), subject to Section 8; provided, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on the third anniversary of the Effective Date and on each anniversary thereafter (each, a "Renewal Term") unless, not less than ninety (90) days prior to the commencement of any such Renewal Term, either the Company or Executive shall have given written notice to the other that it does not wish to extend this Agreement (a "Non-Renewal Notice"), in which case, Executive's employment under this Agreement shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the "Term".

2. Employment Duties. During the Term, Executive shall be employed and serve as the Chief Legal Officer of the Company and shall have such duties, authorities and responsibilities as are customarily performed, undertaken and exercised by persons employed in a similar executive capacity. To the extent the Company is a party to any services agreements ("Services Agreement"), Executive shall be responsible for performing such duties within Executive's scope of responsibility to facilitate the Company's performance under such agreements.  During Executive's employment with the Company, Executive shall report to the board of directors (or similar governing body) of ASEP (the "Board") and the Chief Executive Officer of the Company.  If requested, Executive shall also serve as (i) an executive officer of the Company or any of its affiliates and/or (ii) a board member or advisor of the Board and/or the board of directors (or similar governing body) of any of the Company's affiliates, in each case, without additional compensation.

3. Performance; Principal Place of Employment. Executive shall devote Executive's full working time and attention and Executive's best efforts to Executive's service with the Company and shall perform Executive's services in a capacity and in a manner consistent with Executive's position for the Company, and shall not engage in any other business or occupation during the Term; provided, that the foregoing shall not be interpreted as prohibiting Executive from (i) managing Executive's personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities or (iii) holding passive investments (including co-investments in entities unrelated to the Company); in the case of clauses (i), (ii) and (iii), so long as such activities do not, individually or in the aggregate, (x) conflict with or materially interfere with the performance of Executive's duties and responsibilities hereunder, (y) create a fiduciary conflict, or (z) result in a violation of the Restrictive Covenant Agreement. The Company shall provide Executive an office located at the Company's principal office in the Nashville, TN metropolitan statistical area for so long as Executive resides in such locality during the Term.  Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

4. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of Three Hundred Fifty Thousand and NO/100 Dollars ($350,000.00), payable in accordance with the Company's normal payroll practices for employees as in effect from time to time. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary." The Base Salary shall be reviewed annually by the Board, and, in the sole discretion of the Board, may be increased (but not decreased) effective as of the date determined by the Board.

5. Annual Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual bonus award (the "Annual Bonus") payable in cash, vested property or a combination thereof, as determined by the Company, subject to the achievement of individual and company performance goals determined by the Board and communicated to the Executive in writing. The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive as soon as reasonably practicable after the certification of the financial statements for the performance period to which such Annual Bonus relates and at the same time that other senior executives of the Company receive annual bonus payments, but in all events no earlier than January 1 and no later than June 30 of the calendar year following the calendar year to which the Annual Bonus relates. Except as otherwise provided for in this Agreement, Executive shall not be paid any Annual Bonus with respect to a calendar year unless Executive is employed with the Company on December 31 of the calendar year to which such Annual Bonus relates.

6. Benefits. During the Term, Executive shall be entitled to participate in any benefit plans or programs (but excluding any severance plan unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, "Benefit Plans"), on the same basis as those generally made available to similarly situated employees of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law). Executive shall be entitled to four (4) weeks of vacation per year and unused vacation may be carried over into subsequent years in accordance with the Company's paid time off policies as may be in effect from time to time. During the Term, the Company shall also provide Executive with substantially the same perquisite benefits made available to other similarly situated employees of the Company.

7. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures as may be in effect from time to time.

8. Termination of Employment. The Term of Executive's employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive's personal representative in the event of the Disability of Executive. As used herein, the term "Disability" shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered Executive unable to perform Executive's material duties for a period of not less than one hundred and eighty (180) consecutive days, as certified in writing by a competent medical physician selected by the Company;

(c) At the option of the Company, by written notice to Executive, at any time following the occurrence of an event that constitutes Cause (as defined in and subject to Section 10(a));

(d) At the option of the Company, without Cause (provided that the assignment of this Agreement to, and assumption of this Agreement by, the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 8(d)), upon sixty (60) days prior written notice to Executive of its determination to terminate Executive;

(e) At the option of Executive, for Good Reason (as defined in and subject to Section 10(b));

(f) At the option of Executive, without Good Reason, upon sixty (60) days prior written notice to the Company; or

(g) Upon the close of business on the last day of the Initial Term or the then current Renewal Term, as applicable, as a result of a Non-Renewal Notice.

9. Payments by Virtue of Termination of Employment.

(a) Termination by the Company Without Cause, by Executive For Good Reason, or on account of a Non-Renewal Notice by the Company. If (i) the Company terminates Executive's employment at any time during the Term without Cause at a time that Executive is otherwise willing and able to continue employment hereunder, (ii) Executive terminates Executive's employment during the Term for Good Reason, or (iii) Executive's employment terminates at the expiration of the Term pursuant to a Non-Renewal Notice by the Company, and, in each such case, no event constituting Cause has occurred as of such time, then, subject to Section 9(d):

(i) Executive shall be entitled to, within thirty (30) days following such termination, or as otherwise provided by law, the terms of the applicable Benefit Plan or  herein, (A) payment of Executive's accrued and unpaid Base Salary accrued through the date of termination of Executive's employment, (B) payment of any accrued and unpaid Annual Bonus for  the calendar year ending immediately prior to calendar year of termination of Executive's employment, payable at such time as set forth in Section 5, above, (C) reimbursement of expenses under Section 7, (D) any accrued but unused paid time off to the extent required by any Company policy, (E) all other accrued amounts or accrued benefits due to Executive in accordance with the Company's Benefit Plans (other than any severance plan or program), and (F) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (collectively, the "Accrued Obligations"); and

(ii) provided Executive (or Executive's family or legal representatives) timely elects to continue coverage for Executive and Executive's eligible dependents under the Company's group health plans under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and Section 601 et. Seq. of the Employee Retirement Income Security Act of 1974, as amended (collectively, "COBRA"), the Company shall pay to Executive on the first regularly scheduled payroll date of each calendar month following Executive's termination of employment an amount that is equal to the full premium amount on an after-tax basis for coverage under the Company's group health plans at the coverage levels in effect for Executive and any dependents immediately prior to the Executive's termination of employment for the Severance Period or such shorter period as Executive remains eligible to continue such coverage pursuant to COBRA. Amounts paid by the Company on behalf of Executive pursuant to this Section 9(a)(ii), to the extent not otherwise taxable, shall be imputed to Executive as additional taxable income to the minimum extent as may be required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code") or the Patient Protection and Affordable Care Act of 2010, as amended; provided that, if such imputation does not prevent the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the parties agree, consistent with the requirements for compliance with or exemption from Section 409A (as defined below), to restructure such payments in a manner that avoids such adverse consequences; and

(iii) solely if and to the extent that (A) the date of termination of Executive's employment occurs on or following the first day of October during such calendar year and (B) similar annual bonus awards are made to similarly situated employees of the Company as Executive with respect to such calendar year, then Executive shall be entitled to receive a bonus for the calendar year in which the date of termination occurs in an amount equal to the Annual Bonus for such year as determined by the Board in good faith in accordance with the criteria established under and at such time as set forth in Section 5 and taking into account the annual bonus award so made to such similarly situated employees, which amount shall be prorated through and including the date of termination; and

(iv) Executive shall be entitled to receive an amount equal to one (1) times Executive's Base Salary as in effect immediately prior to the date of termination of Executive's employment (excluding any reduction in Base Salary that constituted Good Reason leading to such termination), payable in substantially equal installments for a period of twelve (12) months following the date of termination  of Executive's employment (the "Severance Period"), payable in accordance with the Company's regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this Section 9(a)(iv) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after the date of termination of Executive's employment and shall include payment of any amounts that would otherwise be due prior thereto.

(b) Termination Due to Death. If Executive's employment terminates at any time during the Term due to Executive's death, Executive's estate shall be entitled to receive (i) the Accrued Obligations payable at such time as set forth in Section 9(a)(i), and (ii) one (1) times Executive's Base Salary as in effect immediately prior to the date of Executive's death payable in substantially equal installments for the Severance Period; provided, that the first payment pursuant to clause (ii) of this Section 9(b) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after the date of termination of Executive's employment and shall include payment of any amounts that would otherwise be due prior thereto.

(c) Termination by the Company For Cause, by Executive Without Good Reason, or on account of a Non-Renewal by Executive. If (i) the Company terminates Executive's employment during the Term and following the occurrence of an event that constitutes Cause, (ii) Executive terminates Executive's employment during the Term without Good Reason or otherwise following the occurrence of an event that constitutes Cause, or (iii) Executive's employment terminates at the expiration of the Term pursuant to a Non-Renewal Notice by Executive, Executive shall be entitled to receive only the Accrued Obligations at such time as set forth in Section 9(a)(i).

(d) Termination by the Company upon Disability.  If the Company terminates Executive's employment during the Term due to Disability of Executive, Executive shall be entitled to receive (i) the Accrued Obligations payable at such time as set forth in Section 9(a)(i), and (ii) one (1) times Executive's Base Salary as in effect immediately prior to the date of termination of Executive's employment payable in substantially equal installments for the Severance Period, payable in accordance with the Company's regular payroll practices as in effect from time to time; provided, that the first payment pursuant to clause (ii) of this sentence shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after the date of termination of Executive's employment and shall include payment of any amounts that would otherwise be due prior thereto.  For the avoidance of doubt, whenever compensation is payable to Executive under the terms of this Agreement during a time when Executive is partially or totally disabled and such disability would entitle Executive to disability income or to salary continuation payments from the Company according to the terms of any plan or policy now or hereafter provided by the Company or according to any Company or insurance policy in effect at the time of such disability, the compensation payable to Executive hereunder following termination of Executive's employment in accordance with this Section 9(d) shall be in addition to any such disability income or salary continuation. This provision shall not be construed to limit  Executive's rights, or ability to take any leave to which Executive may be entitled, under applicable law.

(e) Conditions to Payment. All payments and benefits due to Executive (or, in the case of Executive's death, Executive's estate) under Section 9(a)(ii)-(iv), clause (ii) of Section 9(b) and clause (ii) of the first sentence of Section 9(d), which are not otherwise required by applicable law, shall be payable only if Executive (or, to the extent applicable, Executive's legal representatives or estate) executes and delivers  to the Company a general release of claims substantially in the form attached as Exhibit A hereto (the "Release") and such Release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of Executive's employment. Failure to timely execute and return such Release or the revocation of such Release shall be a waiver by Executive (or, to the extent applicable, Executive's legal representatives or estate) of Executive's (or, to the extent applicable, Executive's legal representatives' or estate's) right to severance payments (which, for the avoidance of doubt, shall not include the Accrued Obligations). In addition, all payments and benefits due to Executive under Section 9(a)(ii)-(iv) and clause (ii) of the first sentence of Section 9(d) shall be conditioned on Executive's continued compliance with Executive's obligations under Sections 2(c) and 2(f) of the Restrictive Covenant Agreement.

(f) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments and benefits described in this Section 9, upon the effective date of the termination of Executive's employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company's employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

10. Definitions. For purposes of this Agreement,

(a) "Cause" shall mean, (i) the conviction of Executive for (or pleading guilty or nolo contendere to) a felony or a crime involving moral turpitude, (ii) Executive's willful and continued failure to perform substantially Executive's material duties and responsibilities with respect to the Company and its affiliates or to follow the lawful directions or instructions of the Board (and, if Executive reports to the Chief Executive Officer of the Company, of the Chief Executive Officer), (iii) Executive's breach of fiduciary duty owed to the Company or any of its affiliates, (iv) Executive's theft, fraud, embezzlement, or dishonesty (including material misrepresentations or concealments in written reports submitted to the Company or the Board) with regard to the Company or any of its affiliates, or in connection with Executive's duties or responsibilities with respect thereto, (v) Executive's material violation of the Company's code of conduct, code of ethics or similar written material policies, including but not limited to those relating to sexual harassment, (vi) Executive's willful misconduct unrelated to the Company or any of its affiliates having, or likely to have, a material negative impact on the Company or any of its affiliates (economically or to its reputation), (vii) any material breach or violation by Executive of any provisions of this Agreement or the Restrictive Covenant Agreement. To the extent any of the foregoing items (ii), (v) (excluding a material violation of any sexual misconduct policy), or (vii) (excluding any material violation of the Restrictive Covenant Agreement) are capable of being cured, Cause shall not be deemed to have occurred with respect thereto until the Company has given Executive written notice, setting forth the issue(s) that is alleged to constitute Cause, and the Company has provided Executive at least thirty (30) days following the date on which such notice is provided to cure such conduct and Executive has failed to do so.  Such event, conduct or condition described in this definition will not give rise to a termination for Cause if the action or omission is done at the request of the Board.  In the event a determination is to be made as to whether Cause exists, such determination shall be a reasonable, good-faith determination made by the Company.

(b) "Good Reason" shall mean that any one or more of the following has occurred without Executive's specific written consent, (i) any material diminution in Executive's responsibilities, authorities or duties or in Executive's title, (ii) any reduction in Executive's Base Salary or target bonus opportunity, (iii) a transfer of Executive's principal place of employment by more than thirty-five (35) miles from its then current location, or (iv) any breach or violation by the Company of any material provisions of this Agreement; provided, that no event described in clause (i), (ii), (iii) or (iv) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within  sixty (60) days following the occurrence of such event, (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so, and (C) a termination of employment by Executive for Good Reason is effective on the day following the expiration of such cure period.

11. Resignation as Officer or Director. Upon the effective date of Executive's termination of employment, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company or any other applicable affiliate of the Company, as an officer of Alpine Energy Capital, LLC and any of its subsidiaries, as a member or advisor of the Board and/or the board of managers or similar governing body of any of the Company's affiliates, and as a fiduciary of any of the Company's Benefit Plans.

12. Cooperation. From and after Executive's termination of employment, Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or  any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder, provided, that the Company shall reimburse Executive for Executive's reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake. In the event Company requires Executive to devote significant time to post-separation cooperation and at the time of such post-separation cooperation Executive is no longer receiving severance benefits hereunder, the Company and Executive shall establish in good faith and Company shall pay to Executive an hourly or daily rate based on Executive's Base Salary (as in effect on the date of termination of Executive's employment) to compensate Executive for Executive's time expended at the Company's request.

13. Indemnification/Exculpation; D&O Liability Insurance. The Company shall indemnify and hold Executive harmless to the fullest extent permitted by the Company's limited liability company agreement and by the law in the State of Texas in effect on the date hereof, or as such agreement or laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all losses, payments, expenses, fines, costs, claims, proceedings, damages, suits, actions and liabilities ("Losses") incurred by Executive by reason of or arising in whole or in part, directly or indirectly, out of (a) Executive being an employee, manager or officer of the Company or any affiliate thereof or (b) any matter associated with or related to the Company or any affiliate thereof (each, an "Indemnifiable Event"). Losses shall include any fees and expenses incurred by Executive in connection with any proceeding, suit, action or other matter (a "Proceeding") (including defense costs and attorney's fees) that relates to or arise in connection with an Indemnifiable Event. The Company shall advance all expenses of Executive incurred thereby in connection with any Proceeding prior to the final disposition of any Proceeding by final adjudication arising out of an Indemnifiable Event. Without limiting the generality or effect of the foregoing, within ten (10) days after any request by Executive, the Company shall, in accordance with such request, (a) pay such expenses on behalf of Executive, (b) advance to Executive funds in an amount sufficient to pay such expenses, or (c) reimburse Executive for such expenses. Executive shall not be indemnified for Losses to the extent such Losses are determined by a court of competent jurisdiction by order that is not subject to appeal and is no longer appealable to have primarily resulted from the fraud or bad faith actions of Executive. Executive shall be completely exculpated from any liability owing to the Company or any of its affiliates and shall not have any liability to the Company or any of its affiliates except to the extent such liability is determined by a court of competent jurisdiction by order that is not subject to appeal and is no longer appealable to have primarily resulted from the fraud or bad faith actions of Executive. The Company shall cover Executive as an insured under any contract of directors' and officers' liability insurance both during and, while potential liability exists, after the term of this Agreement, and in the same amount and to the same extent as the Company covers other senior executives of the Company.

14. Services Agreement Duty to Maintain Confidential Information.  To the extent Executive has access to confidential information provided to the Company or its affiliates in connection with a Services Agreement, Executive will use Executive's best efforts and diligence to protect such confidential information and will not use, copy, remove, disclose or disseminate to any person or entity, directly or indirectly, such confidential information, except as required in the course of performing Executive's duties pursuant to this Agreement or as required in a legal proceeding or by a governmental or regulatory authority.  Executive acknowledges and agrees to be bound by the confidentiality provisions set forth in any such Services Agreements, provided that the Company has provided Executive with a written copy of such provisions.  Exhibit B hereto sets forth a copy of such provisions applicable to Executive pursuant to Services Agreements in effect as of the date hereof.

15. Miscellaneous.

(a) All notices under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); or (ii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision, except that notices of change of address shall be effective only upon receipt). All notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal office identified in Section 3 herein, and all notices and communications by the Company to Executive may be given to Executive at Executive's home address as then shown in the Company's personnel records.

(b) Executive shall not have the right to assign or otherwise transfer Executive's rights or obligations under this Agreement (except by will or the laws of descent and distribution), and any purported assignment or transfer by Executive in violation of this Agreement shall be null and void from the initial date of the purported assignment or transfer.  Any payments under this Agreement will inure to the benefit of and be enforceable by the Executive's legal personal representative. The Company and Executive agree that the Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns, and the Company shall require such successors and assigns expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) If any of the payments or benefits received or to be received by Executive pursuant to this Agreement or otherwise constitute "parachute payments" within the meaning of Section 280G of the Code (each, a "Section 280G Payment") and would, but for this Section 14(c), be subject to the excise tax imposed under  Section 4999 of the Code (the "Golden Parachute Tax"), then, if the shareholder approval described in Q/A-7 of Treas. Reg. section 1.280G-1 is inapplicable, prior to making such Section 280G Payment, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Section 280G Payment paid in full to (ii) the Net Benefit to Executive if the Section 280G Payment is limited to the extent necessary to avoid being subject to the Golden Parachute Tax. Only if the amount calculated under clause (i) of the immediately preceding sentence is less than the amount under clause (ii) of such sentence will the Section 280G Payment be reduced, and then, only to the minimum extent necessary to ensure that no portion of the Section 280G Payment is subject to the Golden Parachute Tax. For purposes of this Section 14(c) only, "Net Benefit" shall mean the present value of the payment, net of all federal, state, local, foreign income, employment, and excise taxes, including the Golden Parachute Tax. Any reduction made pursuant to this Section 14(c) shall be made in a manner consistent with the requirements of Section 409A of the Code, provided that Executive shall not have any discretion as to which 280G Payments shall be reduced or how any such 280G Payment shall be reduced. All calculations and determinations under this Section 14(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel"), whose determinations shall be conclusive and binding on the Company and Executive for all purposes. The Company and Executive shall furnish the Tax Counsel with such information and documents as requested by the Tax Counsel to make its determinations under this Section 14(c), and the Company shall bear all costs incurred by the Tax Counsel under this Section 14(c).

(d) This Agreement and the Restrictive Covenant Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof.  No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(e) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(f) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

(g) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, "Section 409A"), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company or any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered "nonqualified deferred compensation" under Section 409A upon or following a termination of employment unless such termination is  also a "separation from service" within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a "resignation," "termination," "terminate," "termination of employment" or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive's employment is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i)  of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten (10) business days following Executive's death (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to Executive, during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. If the period during which Executive may consider and sign the release spans two (2) calendar years, notwithstanding anything in this Agreement to the contrary, the payment of severance will not be made or begin until the later calendar year.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) This Agreement, for all purposes, shall be construed in accordance with and governed by the laws of the State of Texas (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction). None of the parties hereto has agreed with or represented to any other party that the provisions of this Section 14(i) will not be fully enforced in all instances.

(j) Dispute Resolution:

i. The Company and Executive agree that, other than the Company's right to seek injunctive relief or specific performance as provided in the Restrictive Covenant Agreement, any dispute, controversy, or claim between Executive, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement (a "Dispute"), shall first be submitted for confidential, non-binding mediation ("Mediation") in a good-faith attempt to resolve the Dispute.  Mediation refers to a forum in which an impartial person or persons (the "Mediator") facilitates communication between parties to promote reconciliation, settlement, or understanding among them.  The Mediator may not impose his or her own judgment on the issues for that of the parties.  The parties shall jointly select a Mediator, and the Mediation shall be administered by the American Arbitration Association ("AAA").  The Mediation shall take place in the State of Texas.  The cost of Mediation shall be shared equally by the parties to the Mediation; provided that each party shall pay for and bear the cost of Executive's or the Company's own experts, evidence, and attorney's fees.

ii. In the event a Dispute is not resolved by mediation, such Dispute shall be submitted to and resolved by confidential and binding arbitration ("Arbitration"), administered by the AAA and conducted pursuant to the rules then in effect of the AAA governing commercial disputes. The Arbitration hearing shall take place in the State of Texas. Such Arbitration shall be before three neutral arbitrators (the "Panel") licensed to practice law and familiar with employment disputes. Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and not subject to judicial review, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration, but entry of such judgment will not be required to make such award effective. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration; provided that each party shall pay for and bear the cost of Executive's or its own experts, evidence, and attorney's fees, except that, in the discretion of the Panel, any award may include the costs of a party's counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 14(a), the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Panel shall render a single written, reasoned decision. The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding this Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief. The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce any rights under this Agreement.

EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

(k) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) except as previously disclosed to the Company, Executive is not a party to or bound by any employment agreement, service agreement, noncompete agreement or confidentiality agreement with any other person or entity1  and (iii) upon the execution and delivery of this Agreement by both Executive and the Company, this Agreement shall be the valid and binding obligation of Executive and the Company on and after the Effective Date, enforceable in accordance with its terms. In addition, Executive represents and warrants to the Company that (A) Executive has provided to the Company, or Company is already in possession of, copies of any and all agreements or other covenants between Executive and Executive's current or former employers relating to Executive's conduct in connection with or following Executive's employment with such employer, (B) Executive's commencement of employment with the Company will not be a violation of any such pre-existing agreement or covenant or such pre-existing agreement or covenant will terminate on the Effective Date according to the terms of this Agreement, and (C) Executive will abide by the terms of such pre-existing agreements or covenants at all times while employed by the Company, provided, they are not terminated according to the terms of this Agreement.  Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel or other advisor of Executive's choice and has done so regarding Executive's rights and obligations under this Agreement, that Executive is entering into this Agreement knowingly, voluntarily, and of Executive's own free will, that Executive is relying on Executive's own judgment in doing so, and that Executive fully understands the terms and conditions contained herein.

_________________________________________________

(l) The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation and any other amount otherwise authorized by Executive to be withheld or deducted.

(m) The covenants and obligations of the Company under Sections 9, 12, 13 and 14, and the covenants and obligations of Executive under Sections 9, 12, and 14, shall continue and survive any expiration of the Term, termination of Executive's employment or any termination of this Agreement.

16. Conditional Upon Closing of Transactions. This Agreement shall be conditioned upon the closing of the transactions contemplated in the Red Pine Petroleum Ltd. Notice of Annual General and Special Meeting of Shareholders held on May 25, 2021 and Management Information Circular dated April 23, 2021. In the event that the transactions do not close, this Agreement shall be void ab initio.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HB2 ORIGINATION, LLC

By:          /s/Craig Perry

Printed Name: Craig Perry

Title: Chief Executive Officer

EXECUTIVE:

/s/ Chrystie Holmstrom

Chrystie Holmstrom

[Signature Page to Chrystie Holmstrom Employment Agreement]

Exhibit A

GENERAL RELEASE AND WAIVER AGREEMENT

This Confidential General Release and Waiver Agreement (the "Agreement") is made by and between HB2 Origination, LLC, a Delaware limited liability company (the "Company"), and _________________("Executive").2

 WHEREAS, Executive and the Company entered into that certain Employment Agreement, dated ________________ (the "Employment Agreement"); and

WHEREAS, the Employment Agreement terminated effective _______________.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1. Employment Termination.  Executive's employment with the Company terminated effective ___________________________ (the "Separation Date").

2. Consideration.  In consideration for Executive timely signing (and not revoking) this Agreement, including the promises made in this Agreement, the Company agrees to provide Executive the benefits as defined in Section [____] of the Employment Agreement (the "Severance Benefits").  Executive acknowledges that Executive is not otherwise entitled to receive the Severance Benefits, that Executive has been paid all wages and other payments owed, and that the Severance Benefits are being provided by the Company in exchange for Executive's execution and non-revocation of this Agreement.  Executive understands and acknowledges that in order to receive the Severance Benefits, Executive must timely sign and return this Agreement, as described in Section 8 below, and not revoke this Agreement, as described in Section 8 below.  The Severance Benefits will be provided pursuant to the timing set forth in the Employment Agreement.  The Company's agreement to provide the Severance Benefits is not an admission, express or implied, by the Company of liability.

3. Release.  In consideration of the Severance Benefits provided to Executive, Executive for [himself/herself] and for Executive's spouse, heirs, executors, administrators, trustees, and legal representatives, hereby forever releases the Company and its affiliates, and any and all of their respective parent companies, subsidiaries, successors and assigns, and any of their officers, directors, agents, fiduciaries, trustees, administrators, shareholders, insurers, attorneys, and employees (collectively, the "Released Parties") from any and all claims and/or causes of action of whatever kind or character, arising out of or related to Executive's employment with the Company, or any other Released Party, that have accrued or may accrue, whether known or unknown, and that are based on facts, acts, omissions, transactions, occurrences or events occurring on or prior to the time this Agreement is signed by Executive (hereinafter referred to as "Claims"), including, but not limited to:

_________________________________________________
2 NTD:  In the event of a termination of employment due to Executive's death, adjust terms to reflect execution by Executive's estate as applicable.

(a) any and all Claims arising out of the Employment Agreement;

(b) any and all Claims under local, state, or federal law, or the laws of any foreign jurisdiction, including, but not limited to, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act; [Chapter 451 of the Texas Labor Code, Chapter 21 of the Texas Labor Code, and the Texas Payday Law; the Tennessee Human Rights Act, and the Tennessee Disability Act];

(c) any and all tort, contract, and/or common law Claims, including but not limited to, wrongful termination, constructive discharge, slander, defamation, personal injury, negligence, gross negligence, intentional or negligent infliction of emotional distress, fraud, and misrepresentation;

(d) any and all Claims for past or future employment compensation and employment benefits, including, but not limited to, wages, overtime payments, bonuses, vacation pay, separation, termination, or severance pay, medical or dental insurance coverage; short or long term disability benefits; claims for options or shares of any kind, including, but not limited to, rights or benefits under any bonus or incentive compensation plan; welfare benefits, including life insurance or health insurance;

(e) any and all Claims relating in any way to Executive's employment with, and/or separation from, the Company or any Released Party; and,

(f) any Claim for attorneys' fees, costs, disbursements and the like.

This release does not include any claims the release of which is expressly barred by law or claims for vested benefits.

4. Surviving Covenants.  The Company acknowledges that the indemnification provisions in Section 13 of the Employment Agreement survive termination of the Employment Agreement and that the Company remains bound by such provisions.  Executive acknowledges that Executive remains bound by those provisions in that certain Restrictive Covenant Agreement between Executive and the Company dated ________________ (the "Restrictive Covenant Agreement") that survive termination of Executive's employment.

5. Non-Disparagement.  To the extent permitted by law, and subject to the Lawful Communications provision below, Executive agrees that Executive will not engage in any act (including a verbal or written statement) that is intended, or reasonably may be expected, to defame, disparage, or harm the reputation, business, prospects, or operations of the Released Parties. The Company agrees that it will provide the following instruction to the Company's executives and officers: "As you know, [Executive] is no longer employed with the Company.  You are instructed not to engage in any act which is intended, or reasonably may be expected, to defame, disparage, or harm the reputation or business prospects of [Executive].  Thank you in advance for your cooperation with this important instruction.  Please direct any third-party inquiries regarding [Executive] to the Company's Human Resources department."

6. Lawful Communications. Nothing in this Agreement prevents Executive from exercising any rights that cannot be lawfully waived or restricted.  Nothing in this Agreement prevents Executive from testifying at a hearing, deposition, or in court in response to a lawful subpoena.  Nothing in this Agreement limits Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission or other federal, state or local governmental agency or commission ("Government Agencies").  Further, this Agreement does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to The Company.  This Agreement does not limit Executive's right to receive an award from a Government Agency for information provided to any Government Agency.  However, Executive agrees that Executive has waived any right to recover monetary damages or other personal relief-where such rights can be lawfully waived-from the Released Parties in any action filed by Executive or by anyone else on Executive's behalf.

7. Return of Company Property.  Executive represents and warrants that Executive has returned to the Company any and all property of and information relating to the business or affairs of the Released Parties, regardless of the form of such information, without retaining copies of any such information.

8. Voluntary Agreement.  The Company hereby advises Executive to consult with an attorney of Executive's choosing to review and discuss this Agreement before Executive signs this Agreement.

(a) Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement.  Executive acknowledges that Executive has voluntarily and knowingly signed this Agreement in exchange for valuable consideration that Executive is not otherwise entitled to receive.

(b) Executive further acknowledges that, in entering into this Agreement, Executive has not relied upon any representation or statement made by any Company agent or representative that is not expressly set forth in this Agreement.

(c) Executive has [twenty-one (21)/forty-five (45) days] to review and consider this Agreement before signing the Agreement.  Executive may not sign this Agreement before the Separation Date.  Executive must return the signed Agreement to the attention of [name] at [address].

(d) Executive is advised that Executive may revoke this Agreement within seven (7) days of signing it.  Revocation must be made by delivering a written notice of revocation to the attention of [name] at [address].  If this Agreement is revoked by Executive in this seven (7)-day period, this Agreement will not be effective and enforceable and Executive will not be entitled to the Severance Benefits.

9. Effective Date.  Unless revoked in accordance with Section 8(d) above, this Agreement will become effective on the eighth (8th) day following Executive's execution of this Agreement (the "Effective Date").

10. Confidentiality of Agreement. Executive agrees that Executive will not disclose, or cause to be disclosed, the terms of this Agreement, except to Executive's spouse, attorneys, accountants, or tax advisors-but only on the condition that Executive advises such individuals in advance of disclosure that the terms of this Agreement are strictly confidential and the condition that such individuals agree to be bound by this Agreement's confidentiality provisions-or to the extent otherwise permitted or required by law.

11. Severability.  If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision will be of no force and effect.  The illegality or unenforceability of such provision will have no effect upon, and will not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding that the release and agreements provided for in this Agreement are illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or agreement that is legal and enforceable and is substantially similar to the form of this Agreement except without any provision in this Agreement that is illegal, void or unenforceable.

12. Miscellaneous.

(a) Executive warrants and represents that Executive has not assigned, transferred, or subrogated any portion of any claim that Executive could assert against the Released Parties and Executive has full authority to enter into this Agreement;

(b) This Agreement cannot be modified except by written agreement signed by Executive and the Company's duly authorized officer;

(c) This Agreement shall inure to the benefit of the Company and its successors and assigns;

(d) With the exception of any confidentiality agreements or any provisions of the Employment Agreement and the Restrictive Covenant Agreement that survive termination of such agreement, as applicable, this Agreement sets forth the entire agreement between the parties, and supersedes all prior agreements, understandings, negotiations and correspondence between the parties concerning the matters described in this Agreement;

(e) This Agreement is not an admission of any liability or wrongdoing by the Released Parties;

(f) This Agreement is intended to settle and release any and all claims for attorneys' fees and/or costs;

(g) All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement;

(h) No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.  This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions;

(i) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument;

(j) This Agreement will be governed exclusively by the laws of the State of Texas and the parties in any action arising out of this Agreement will be subject to the jurisdiction and venue of the federal and state courts, as applicable, in Houston, Texas.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: _______________	____________________________________ [__________]
Dated: _______________	[__________] By_________________________________ Name: Title:

Exhibit B

[MSA Confidentiality Provisions]